Exhibit 10.6
COLUMBIA SPORTSWEAR COMPANY
2020 STOCK INCENTIVE PLAN
(as amended and restated)

RESTRICTED STOCK UNIT
AWARD AGREEMENT

This Award Agreement (this “Agreement”) is entered into as of [AWARD DATE] (the “Award Date”) by and between Columbia Sportswear Company, an Oregon corporation (the “Company”), and DIRECTOR NAME (the “Recipient”), for the award (the “Award”) of restricted stock units (individually, an “RSU” or collectively, “RSUs”) with respect to shares of the Company’s common stock (“Common Stock”).

The Award of RSUs to the Recipient is made pursuant to Section 7 of the Company’s 2020 Stock Incentive Plan, as amended and restated (the “Plan”), and the Recipient desires to accept the Award subject to the terms and conditions of this Agreement and the Plan. The terms of the Plan are incorporated by reference in this Agreement. Capitalized terms used but not defined in this Agreement shall have the same meanings set forth in the Plan.

IN CONSIDERATION of the mutual covenants and agreements set forth in this Agreement, the parties agree to the following.

1.    Award and Terms of RSUs. The Company awards to the Recipient under the Plan [NUMBER] RSUs, subject to the restrictions, terms and conditions set forth in this Agreement.

(a)     Rights under RSUs. Each RSU represents an unfunded, unsecured right to receive from the Company one share of Common Stock on the applicable vesting date (as set forth in Section 1(b)).  The number of shares of Common Stock deliverable with respect to each RSU is subject to adjustment as provided in Section 10 of the Plan and as determined by the Board of Directors of the Company (the “Board”) as to the number and kind of shares of stock deliverable upon any merger, reorganization, consolidation, recapitalization, stock dividend, spin-off or other change in the corporate structure affecting the Common Stock generally. The other terms and conditions of the RSUs awarded pursuant to this Agreement also may be amended by the Board as it determines in its sole discretion as may be necessary or appropriate to reflect the foregoing events.

(b)    Vesting Date. The RSUs awarded under this Agreement shall initially be 100% unvested and subject to forfeiture.  Subject to the terms of this Agreement and this Section 1(b), the RSUs shall vest 100% on VEST DATE. The date on which the RSUs vest is referred to as a “vesting date.” The RSUs shall become vested on a respective vesting date only to the extent the Recipient is a director of the Company continuously from the Award Date to such vesting date. If a vesting date falls on a weekend or any other day on which the Nasdaq Stock Market (“Nasdaq”) or any national securities exchange on which the Common Stock then is principally traded (the “Exchange”) is closed for trading, the affected RSUs shall vest on the next following date that Nasdaq or the Exchange, as applicable, is open for trading.

(c)    Accelerated Vesting on Death or Total Disability. If the Recipient ceases to be a director of the Company by reason of the Recipient’s death or total disability, all outstanding and unvested RSUs immediately shall become vested and shall be settled pursuant to Section1(g).
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For purposes of the foregoing, “total disability” shall mean the Recipient is unable to engage in any substantial gainful activity by the reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

(d)    Forfeiture of RSUs on Termination of Service. If the Recipient ceases to be a director of the Company for any reason other than death or total disability, the Recipient shall immediately forfeit all outstanding and unvested RSUs and the Recipient shall have no right to receive the underlying shares of Common Stock as of the Recipient’s termination date. For purposes of the foregoing, any leave of absence approved by the Company (or, if the Recipient is an executive officer of the Company, by the Board), shall not be deemed a termination or interruption of service. Unless otherwise determined by the Company or the Board in its sole discretion, (i) the Recipient shall continue to vest in the RSUs during a medical, family, military or other leave of absence protected under applicable law, whether paid or unpaid, and (ii) the Recipient’s continued vesting in the RSUs shall be suspended during, and the number of shares deliverable at the vesting date shall be proportionately reduced as a result of, any other approved leave of absence greater than 30 days.
(e)    Restrictions on Transfer and Delivery on Death. The Recipient may not sell, transfer, assign, pledge or otherwise encumber or dispose of the RSUs subject to this Agreement. If the Recipient purports to make any transfer of the RSUs, except as provided herein, the RSUs and all rights thereunder immediately shall terminate and be forfeited by the Recipient. If the Recipient dies before the delivery date, the shares shall be delivered to the Recipient’s estate.

(f)    Voting Rights and Dividend Equivalents. The Recipient shall have no rights as a shareholder with respect to the RSUs or the Common Stock underlying the RSUs until the delivery date of Common Stock underlying the RSUs. The Recipient shall not be entitled to receive a cash payment equal to any cash dividends paid with respect to the Common Stock underlying the RSUs awarded under this Agreement that are declared prior to the delivery date (as defined below).

(g)    Settlement of Vested RSUs. As soon as practicable following a vesting date (including any accelerated vesting date pursuant to Section 1(c)), provided that the Recipient has satisfied its tax withholding obligations, if applicable, as specified under Section 1(h) and the Recipient has completed, signed and returned any documents and taken any additional action the Company deems appropriate, the Company shall deposit the shares of Common Stock represented by vested RSUs into the Recipient’s brokerage account established with a third party broker/administrator engaged by the Company for purposes of administering awards granted under the Plan (the date of deposit of such shares is referred to as a “delivery date”), rounded to the nearest whole share (or otherwise deliver the shares to the Recipient). No fractional shares of Common Stock shall be issued. The shares of Common Stock will be issued in the Recipient’s name or, in the event of the Recipient’s death, to the Recipient’s estate.

Notwithstanding the foregoing, (i) the Company shall not be obligated to vest, deposit or otherwise deliver any shares of Common Stock during any period when the Company determines that the conversion of an RSU or the delivery of shares of Common Stock in settlement of an RSU hereunder would violate any federal, state or other applicable laws and may issue shares of Common Stock with any restrictive legend that, as determined by the Company, is necessary to comply with securities laws or other regulatory requirements, and (ii) a delivery date may be delayed in order to provide the Company such time as it determines appropriate to determine tax withholding and other
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administrative matters; provided, however, that in any event the shares of Common Stock shall be delivered no later than the later to occur of the date that is 2 1/2 months from the end of (i) the Recipient’s tax year that includes the applicable vesting date, or (ii) the Company’s tax year that includes the applicable vesting date.

(h)    Taxes and Tax Withholding.

(i) The Recipient acknowledges that under United States federal tax laws in effect on the Award Date, the Recipient will have taxable compensation income based on the Market Value (as defined below) of the Common Stock on the delivery date. The Recipient shall be responsible for all taxes imposed in connection with the Award, regardless of any action the Company takes with respect to any tax withholding obligations that arise in connection with the Award. The Company makes no representation or undertaking regarding the adequacy of any tax withholding in connection with the grant or vesting of the Award.

    (ii) The Company shall be entitled to withhold from any delivery of Common Stock hereunder all domestic or foreign income, employment or other tax withholding obligations, whether national, federal, state or local (the “Tax Withholding Obligation”), arising as a result of any grant, vesting or delivery of Common Stock pursuant to the Award, in amounts determined by the Company. Unless otherwise determined by the Company, any Tax Withholding Obligation will be satisfied by the Company withholding from the vested shares of Common Stock a number of whole shares of Common Stock with an aggregate Market Value (as defined below) equal to the required minimum tax withholding (or such other applicable rate permitted by the Company). The Recipient shall pay to the Company in cash, upon demand, the amount of any Tax Withholding Obligation that is not satisfied by the withholding of shares described above, and authorizes the Company to withhold from other amounts payable by the Company to the Recipient, any amount not so paid.

2.    Miscellaneous.

(a)    Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to the subjects hereof.

(b)    Interpretation of the Plan and this Agreement. The Board, or the Talent and Compensation Committee (the “Administrator”), shall have the sole authority to interpret the provisions of this Agreement and the Plan, and all determinations by it shall be final and conclusive.

(c)    Code Section 409A. The Award is not intended to constitute a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and instead is intended to be exempt from the application of Code Section 409A, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4) or otherwise. To the extent that the Award is nevertheless deemed to be subject to Code Section 409A, the Award shall be interpreted in accordance with Code Section 409A and Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance issued after the grant of the Award. Notwithstanding any provision of the Award to the contrary, in the event that the Administrator determines that the Award is or may be subject to Code Section 409A, the Administrator may adopt such amendments to the Award or adopt other policies and procedures (including amendments, policies and procedures with
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retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate in the Administrator’s sole discretion and without the Recipient’s consent to (i) exempt the Award from the application of Code Section 409A or preserve the intended tax treatment of the benefits provided with respect to the Award, or (ii) comply with the requirements of Code Section 409A. In no event whatsoever shall the Company be liable for any additional tax, interest, income inclusion or other penalty that may be imposed on the Recipient by Code Section 409A or for damages for failing to comply with Code Section 409A.

(d)    Market Value. “Market Value” as of a particular date shall mean (i) the closing sales price per share of Common Stock as reported by Nasdaq on that date, or (ii) if the shares of Common Stock are not listed or admitted to trading on Nasdaq, the closing price on the national securities exchange on which such stock is principally traded on that date, or (iii) if the shares of Common Stock are not then listed on Nasdaq or on another national securities exchange, the average of the highest reported bid and lowest reported asked prices for the shares of Common Stock on that date or (iv) if the shares of Common Stock are not then listed on any securities exchange and prices therefore are not reported, such value as determined in good faith by the Board (or any duly authorized committee thereof) as of that date.

(e)    Electronic Delivery. The Company may, in its sole discretion, deliver any documents relating to the Award or other awards granted to the Recipient under the Plan by electronic means. The Recipient hereby consents to receive such documents by electronic issuance and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

(f)    Rights and Benefits. The rights and benefits of this Agreement shall inure to the benefit of and be enforceable by the Company’s successors and assigns and, subject to the restrictions on transfer of this Agreement, be binding upon the Recipient’s heirs, executors, administrators, successors and assigns.

(g)    Further Action. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

(h)    Governing Law, Venue and Jurisdiction; Attorneys’ Fees. This Agreement and the Plan will be interpreted under the laws of the state of Oregon, exclusive of choice of law rules. Venue and jurisdiction will be in the state or federal courts in Washington County, Oregon, and nowhere else. In the event either party institutes litigation hereunder, the prevailing party shall be entitled to reasonable attorneys’ fees to be set by the trial court and, upon any appeal, the appellate court.

(i)    Consent to Transfer Personal Data. By signing this Agreement, the Recipient voluntarily acknowledges and consents to the collection, use, processing and transfer of personal data as described in this paragraph. The Recipient is not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to provide the consent may affect the Recipient’s ability to participate in the Plan. The Company and its subsidiaries hold certain personal information about the Recipient, including name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all entitlement to shares of stock awarded, canceled, purchased, vested, unvested or outstanding in the Recipient’s favor, for the
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purpose of managing and administering the Plan (“Data”). The Company and/or its subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of the Plan, and the Company and/or any of its subsidiaries may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area, or elsewhere throughout the world, including the United States. The Recipient authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Recipient’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of stock on the Recipient’s behalf to a broker or other third party with whom the Recipient may elect to deposit any shares of stock acquired pursuant to the Plan. The Recipient may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting the Company; however, withdrawing consent may affect the Recipient’s ability to participate in the Plan.
(j)    Acknowledgment of Discretionary Nature of the Plan; No Vested Rights. The Recipient acknowledges and agrees that the Plan is discretionary in nature and limited in duration, and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The award of RSUs under the Plan is a one-time benefit and does not create any contractual or other right to receive a grant of RSUs or benefits in lieu of RSUs in the future. Future awards, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of any award, the amount and type of any award and vesting provisions.

(k)    Character of Award. Participation in the Plan is voluntary. The value of the Award is an extraordinary item of compensation outside the scope of the Recipient’s employment contract, if any. As such, the Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments

(l)    Acceptance. By accepting the grant of the Award, the Recipient acknowledges that the Recipient has read this Agreement and the Plan, and specifically accepts and agrees to the provisions therein.

 This Award of RSUs is subject to the Recipient’s on-line acceptance of the terms and conditions of this Agreement through the E*TRADE web portal. By accepting the terms and conditions of this Agreement, the Recipient acknowledges receipt of a copy of the Plan, the U.S. Prospectus for the Plan, and the local country tax supplement to the U.S. Prospectus for the Plan (the “Award Information”). The Recipient represents that the Recipient is familiar with the terms and provisions of the Award Information and hereby accepts this Award on the terms and conditions set forth herein and in the Plan, and acknowledges that the Recipient had the opportunity to obtain independent legal, investment and tax advice at the Recipient’s personal expense prior to accepting this Award.
COLUMBIA SPORTSWEAR COMPANY

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